Exhibit 99

P. O. BOX 10 ● MARTINS FERRY, OHIO 43935 ● Phone: 740/633-BANK             Fax:740/633-1448

We are United to Better Serve You!

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson President and CEO	Randall M. Greenwood Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154 ceo@unitedbancorp.com	(740) 633-0445 Ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 AM    February 23, 2017

United Bancorp, Inc. Declares Quarterly Cash Dividend Payment of $0.11 per Common Share Producing A Forward Yield of 3.4%

MARTINS FERRY, OHIO ◆◆◆ On February 22, 2017, the Board of Directors of United Bancorp, Inc. (UBCP) declared the first quarter dividend payment of $0.11 per common share for shareholders of record on March 10, 2017, with a payment date of March 20, 2017. This cash dividend amount of $0.11 per share equals the amount paid last quarter and will result in a projected total per common share cash dividend for 2017 of $0.44 compared to $0.42 paid in 2016 (exclusive of the $0.05 special cash dividend payment in the fourth quarter), an increase of 4.8%. This current cash dividend payment of $0.11 generates a forward dividend yield of 3.4% based on the present market price of the Company’s stock.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $438.0 million and total shareholder’s equity of $42.6 million as of December 31, 2016. Through its single bank charter, The Citizens Savings Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson and Tuscarawas through its Citizens Bank Division. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109. Please visit our website www.unitedbancorp.com for more information.